Exhibit 10.27

CONFIRMATION DEED & LEASE DEED

This Confirmation deed made and entered into at Mumbai this ______ day of ________ 2024 BETWEEN PERSIPINA DEVELOPERS PVT. LTD. a Company registered under the Companies Act 1956, having its Office at: 514, Dalamal Towers, Nariman  Point, Mumbai - 400 021 hereinafter called the “Lessor”  (which  expression shall unless it be repugnant to the context or meaning thereof mean and include its successors, assignees, directors etc) of the ONE PART, AND NMDC DATA CENTRE PROVATE LIMITED, a Company registered under the Companies Act 2013, having its Registered Office at: 5th Floor, Scorpio House (Bayer) Hiranandani Gardens, Central Avenue Powai, Mumbai, Mumbai City, Maharashtra, India, 400076, hereinafter called the "Lessee" (which expression shall unless it be repugnant  to the context or meaning thereof mean and include their respective heir/s, executors, and administrators and assigns) of the OTHER PART;

WHEREAS by a Lease Deed dated 27.05.2022 (hereinafter referred to as “said Lease Deed) the building called 'New Castle' comprising of 16 upper floors as per office building specifications along with the entire Land more particularly described in Schedule I & Schedule II hereunder is being leased to the Co-Developer ("Leased Property"), in accordance with the terms and conditions as set out there in for a lease premium of Rs 474,00,00,000/= (Rupees Four Hundred Seventy Four Crores only).

AND WHEREAS the lease granted therein shall commence on the handover date, and unless otherwise terminated pursuant to the provisions of Clause 9 of the said Lease Deed, the lease shall initially be for a period of 99 (ninety-nine) years commencing on from 31 March 2022 ("Term") and paying the yearly rent of Rs. 1,000/- (Rupee One Thousand only) payable by the Lessee during the Term, free and clear of all deductions.

AND WHEREAS meanwhile, the Lessors acknowledge receipt of Rs 450,00,00,000/- (Rupees Four Hundred and Fifty Crores Only) and further the Lessor agrees, accepts and confirms that a Lease Premium of Rs 24,00,00,000/- (Rupees Twenty-Four Crores Only) shall be paid on or before registration of the Lease Deed. Vide an application bearing no 3808 referred to as document number ADJ/387/2022 dated 27.05.2022, the original document was submitted for Adjudication to the concerned office prescribed by the Stamp Act and Registration Act. However, due to pending issuance of the Adjudication order, the Lessors and Lessee could not present the said Lease Deed dated 27.05.2022 for Registration before the Sub-Registrar of Assurances of its proper jurisdiction within the limitations period prescribed by the Stamp Act and Registration Act.

AND WHEREAS upon receipt of the adjudication order bearing no ______________ dated __________________the Lessee has paid an amount of Rs. ___________/= (Rupees ___________________ Only) as payment of Stamp-Duty in respect of the said Lease Deed for the Leased Property, which amount was endorsed by way of ________________ and thereafter the said Lease deed is being presented for Registration before the Sub-Registrar of Assurances of its proper jurisdiction within the limitations period prescribed by the Stamp Act and Registration Act.

AND WHEREAS now the parties herein are desire to lodge and present for registration the execution of the said Lease Deed dated 27.05.2022 in respect of the said building “New Castle” along with the entire land more particularly described in the Schedule of the Lease Deed annexed therewith, before the Sub-Registrar of Assurances of Thane for the admission thereof , together with the execution of these presents.

NOW THIS CONFIRMATION DEED WITNESSETH AS UNDER:

1.	The Lessors herein agree, confirm and declare that the Lease Deed dated 27.05.2022 executed between themselves of the One Part and the Lessee herein of the Other Part is valid subsisting, in full force and is fully binding upon them together with the Lessee herein.

2.	The said Lease Deed dated 27.05.2022 annexed hereto as ANNEXURE "A" and shall form as part of this CONFIRMATION DEED and the parties hereto declare that the covenant, stipulation and recitals mentioned and agreed in the said Lease Deed dated 27.05.2022 are hereby confirmed by the Lessors and the Lessee hereto.

IN WITNESS WHEREOF the parties have hereunto set subscribed their respective hand and seals on the Day and Year first herein above written.

SIGNED, SEALED & DELIVERED	)
by the within named `Lessors'	)
PERSIPINA DEVELOPERS PVT. LTD.	)
through Authorized Signatory	)

)
in the presence of	)
1.

2.

SIGNED, SEALED & DELIVERED by	)
the within named `Apartment Purchaser/s'	)
NMDC DATA CENTRE PRIVATE LIMITED	)
Through Authorized Signatory	)

in the presence of	)
1.

2.

SCHEDULE I

Description of Land

All that piece and parcel of land comprising of the following survey numbers and admeasuring in the aggregate 5.04 Hectares in Revenue Village Bhokarpada, Talathi Saja Poyanje, Group Grampanchayat Khanavle, Taluka Panvel, District Raigad and Registration District and Sub-District Panvel and within the limits of Panchayat Samiti Panvel and Zilla Parishad Raigad, Maharashtra:

Sr. No.	Survey No.	Area (in Hectares)
1.	30/1/B	0.14
2.	34/2/A	0.06
3.	35	1.17
4.	37	0.63
5.	38	0.25
6.	51/1	0.72
7.	52	1.54
8.	61/6	0.53
Total		5.04

SCHEDULE II

Details of the Building

SI. No	Name of the Building	Details of the Building	Survey Nos.	Built-up Area (BUA) of the Building in sq.m.
1.	New Castle	Building comprising of lower ground, podiums, and 16 (sixteen) upper floors

The following Survey Nos. in Village Bhokarpada to be read with the Notification number S.O. 356(E) dated 17th January 2019 issued by Ministry of Commerce and Industry (Department of Commerce):

Survey Nos. 52, 51/1, 35, 37, 61/6, 38, 30/1B, 34/2A

Building Boundaries:

North: 52/0 Part

South: 51/1 Part, 52/0 Part

East: Edinburgh Building (35/0 Part)

West: 51/1 Part, 52/0 Part

Total Plinth BUA under building - 4378.923 Total FSI BUA - 66129.55 Total Non - FSI Areas - 32553.22 Total Gross BUA - 98682.77

IN WITNESS WHEREOF the parties have hereunto set subscribed their respective hand and seals on the Day and Year first herein above written.

SIGNED, SEALED & DELIVERED	)
by the within named `Lessors'	)
PERSIPINA DEVELOPERS PVT. LTD.	)
through Authorized Signatory	)

)
in the presence of	)
1.

2.

SIGNED, SEALED & DELIVERED by	)
the within named `Apartment Purchaser/s'	)
NMDC DATA CENTRE PRIVATE LIMITED	)
Through Authorized Signatory	)

in the presence of	)
1.

2.

LEASE DEED

THIS LEASE DEED (hereinafter referred to as “Deed”) made and entered at [●], on [●] May 2022, by and between:

PERSIPINA DEVELOPERS PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, having its registered office at 514, Dalamal Towers, 211, FPJ Marg, Nariman Point, Mumbai 400 021, hereinafter referred to as the “Lessor” (which expression shall, unless it be repugnant to the context or the meaning thereof, be deemed to mean and include its successors and permitted assigns) of the First Part;

AND

NMDC DATA CENTRE PRIVATE LIMITED, a company incorporated under the Companies Act, 2013 having its registered office at 514, Dalamal Towers, 211 FPJ Marg, Nariman Point, Mumbai 400 021, hereinafter referred to as the “Lessee” (which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Other Part.

The Lessor and the Lessee shall individually be referred to as “Party” and jointly as “Parties”.

WHEREAS:

(A)	By and under a Sale Certificate dated 30 October 2014, the Lessor purchased a property offering the highest sale price in its bid for Rs. 551,00,00,000/- (Rupees Five Hundred Fifty One Crore Only) (“the said Sale Certificate”) being all that piece and parcel of land, building, structures, installations, erections, fixtures and fittings situated under various survey nos. in Village Barwai (Taluka Panvel), Bhokarpada (Taluka Panvel), Panshil (Taluka Khalapur) Ris (Taluka Khalapur) and Talegaon (Taluka Khalapur) District Raigad, Maharashtra admeasuring about 588.01 acres as per records (including land within notified IT/ITES SEZ admeasuring 139.83 hectares) (“the said Property”).

(B)	The said Sale Certificate was submitted for adjudication on 27 November 2014 under Section 31 of the Maharashtra Stamp Act vide no. ADJ/1300900/264/2014 before the Office of Collector of Stamps, Raigad who assessed the market value of the said Property at Rs. 11,62,93,12,100/- (Rupees Eleven Hundred Sixty-Two Crore Ninety-Three Lakh Twelve Thousand One Hundred Only) for which the full stamp duty amounting to Rs. 46,51,72,500/- (Rupees Forty-Six Crore Fifty-One Lakh Seventy-Two Thousand Five Hundred Only) has been paid under Article 25(b) of the Schedule I of the Maharashtra Stamp Act which is duly certified by the office of Collector of Stamps, Raigad under Section 32(i)(b) of the Maharashtra Stamp Act on 30 March 2017.

(C)	The said Sale Certificate was duly admitted and registered before the office of Sub-Registrar of Assurance, Panvel 2 under serial no. PVL-2-4437/2017 through a Deed of Confirmation of Sale Certificate dated 30 March 2017. Hereto annexed and marked as Annexure A.

(D)	The name of the Lessor has been recorded on the revenue records i.e. the 7/12 extracts and stands as owner of the said Property.

(E)	By the virtue of the aforesaid facts, the Lessor is the sole and absolute owner being well possessed of the said Property.

(F)	The Lessor has been granted and approved as the ‘Developer’, under Section 3(10) of the Special Economic Zones Act, 2005 (“SEZ Act”) vide letter dated 1 July 2015 annexed hereto and marked as Annexure B issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India to develop 139.83 Hectares (345 Acres) under Multi Services Special Economic Zone (“SEZ”) situated at Village Talegaon and Village Panshil, Taluka –Khalapur and Village Bhokarpada, Taluka – Panvel, District – Raigad. Subsequently, upon an application made by the Lessor, the SEZ was notified as a ‘Sector Specific SEZ’ (“IT SEZ”) vide Gazette Notification No. S.0.356(E) dated 17 January 2019 annexed hereto and marked as Annexure C and the area for development was reduced to 5.04 Hectares more particularly described in the Schedule I hereunder (“Land”), thereby making the Lessor as the owner/Developer of the said IT/ITES SEZ.

(G)	The Lessee has been granted and approved as a ‘Co-Developer’, under Section 3(12) of the SEZ Act vide letter dated 16 January 2020 vide no. F.2/284/2006-SEZ issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India annexed hereto and marked as Annexure D for developing the infrastructure at the said IT/ITES SEZ on the Land by making the Lessee as the Co-Developer.

(H)	The Lessor and Lessee entered into a co-development agreement dated 18 October 2019 (“Co-development Agreement”) wherein the Lessee agreed to co-develop the IT/ITES SEZ and the Lessor agreed to grant leasehold rights to the Lessee for the Land and the building(s) constructed thereon for setting up a data centre infrastrucuture and other IT infrastructure, as may be required in an IT/ITES SEZ.

(I)	As per terms and conditions of the Co-Development letter dated 16 January 2020 vide no. F.2/284/2006-SEZ, the Lessee shall, inter alia undertake the development and operations of data centre and other IT infrastructure (“Project”) in a phased manner, inter alia, by strengthening and equipping the structures and making such further development to the building as may be required for the use thereof as a data centre buidling.

(J)	Pursuant to a lease deed dated 21.04.2022, the Lessor has granted leasehold rights to the Lessee in respect of the building called ‘Edinburgh’ building as more particularly described therein.

(K)	The Lessee has (i) carried out a due diligence, (ii) investigated the title of the Lessor to the Leased Property, (iii) has undertaken a physical inspection of the Leased Property (defined below), and (iv) has agreed to take on leased the Leased Property on an ‘as is where is’ basis to further develop the same at datacentre buidling.

(L)	Vide this deed, the building called ‘New Castle’ comprising of 16 upper floors as per office building specifications, more particularly described in Schedule II hereunder alongwith the entire Land is being leased to the Co Developer (“Leased Property”), in accordance with the terms set out herein.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereof, the following words, expressions and abbreviations shall have the following meaning, unless the context otherwise requires:

“Applicable Law” means all applicable statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, codes, guidelines, protocols, treaties, policies, directions, directives, judgements and orders of any governmental authority, statutory authority, regulatory authority, tribunal, board, court or other judicial/quasi-judicial authority that are effective and in force during the subsistence of this Agreement and are applicable to the Parties or this Agreement;

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	For the purpose of this Agreement, where the context so admits, the singular shall be deemed to include the plural and vice-versa and masculine gender shall be deemed to include the feminine gender and vice-versa.

(b)	References to Clauses, Recitals or Schedules are references to clauses, recitals and schedules to this Agreement. The Schedules shall form an integral part of this Agreement.

(c)	Any reference herein to statutory provisions shall include such provision, as is in force for the time being and from time to time, amended or re-enacted in so far as such amendment or re-enactment is capable of applying to any transactions covered by this Agreement. Any references to an enactment include references to any subordinate legislation made under that enactment and any amendment to replacement of that enactment or subordinate legislation. Any references to a rule or procedure include references to any amendment or replacement of that rule or procedure.

(d)	The headings and sub-headings are inserted for convenience only and shall not affect the construction and interpretation of this Agreement.

(e)	References to the word ‘include’ and ‘including’ shall be construed without limitation.

(f)	In addition to the terms defined in Clause 1.1, certain other capitalised terms are defined elsewhere in this Agreement and whenever such terms are used in this Agreement they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

(g)	Any reference to a month shall mean a reference to a calendar month.

2.	GRANT OF LEASE

2.1	Grant of Possession of Leased Property

(a)	Subject to the terms and conditions of this Deed, the Lessor hereby grants to, and demises unto the Lessee, and the Lessee hereby accepts the grant, lease and demise of the Leased Property for the Term.

(b)	In consideration of the Lease Premium received by the Lessor from the Lessee as provided in Clause 4.1 below, the Lessor had handed over the physical, vacant, peaceful, unencumbered possession of the Leased Property, on 31.03.2022 (“Handover Date”).

(c)	The Lessor recognises and agrees that the Lessee will be undertaking substantial investments in improvement and strengthening of the civil structure suitable for data-centre and utilisation of the Leased Property for the purpose of implementing the Project, developing and operating data centers and other IT services, and therefore the Lessor confirms and agrees that the lease hereby granted is irrevocable and indeterminable, for the entire Term, except in the manner specified in Clause 9.

2.2	Term

(a)	The lease granted herein shall commence on the Handover Date, and unless otherwise terminated pursuant to the provisions of Clause 9, the lease shall initially be for a period of 99 (ninety-nine) years commencing on from 31 March 2022 (“Term”) and yielding and paying therefor during the Term the yearly rent of Re. 1,000/- (Rupee One Thousand only) payable by the Lessee free and clear of all deductions.

(b)	The Lessee shall have the first right of refusal for an extension of the Term of the lease upon expiry of the Term and the lease can be extended on such terms and conditions in writing by executing a fresh deed setting out the terms and conditions agreed between the Lessor and the Lessee, subject to the Lessee approaching the Lessor for renewal at least 3 (three) months prior to the expiry of the Term and the Parties shall execute the relevant documents atleast 1 (one) months prior to expiry of the Term. If the Parties are not able to agree on mutual terms and conditions for extension/renewal, then the lease shall come to an end upon the expiry of the Term. In such an event, the Lessor shall be entitled to lease the Leased Property to a third party only on terms substantially better than the terms offered by the Lessee.

2.3	Rights over Assets

(a)	The Parties agree that the Lessee shall be exclusively entitled to any and all rights over any construction, structures, additions, and/or improvements made by or on behalf of the Lessee in respect of the Project (“Assets”) who shall have the right to sub lease, mortgage, or otherwise monetise such Assets pursuant to any contract / arrangement (“Third Party Agreement”) entered into by such other person (“Third Party”) with the Lessee pursuant to the rights vesting in the Lessee under this Deed and in particular, Clause 3.2 (Right to sub-let etc.).

(b)	In case of earlier termination of this Deed, the Lessor shall, if required by the relevant Third Party, enter into an agreement with the relevant Third Party for the unexpired term of any Third Party Agreement on the same terms and conditions as the Third Party Agreement and the Third Party shall continue to use and occupy the Land and the Building, or other Assets thereon as the case may be, or part thereof without any further lease premium or any amount payable by the Third Party to the Lessor and subject to the Third Party having valid approval and licences from the appropriate authorities.

3.	PURPOSE

3.1	Purpose

The Parties hereby agree and accept that the Lessee, as the Co developer shall co developing and utilising the Leased Property as an “IT/ITES SEZ” in terms of the extant approvals received for the same, under Applicable Law.

3.2	Right to sub-lease, licence etc.

(a)	The Lessor hereby unconditionally agrees to permit the Lessee to sublet, assign or otherwise part with the possession of any units, built up space or premises in the Leased Property or any part thereof in favour of a Third Party by way of assignment, sub-lease, under-letting, licence, etc. on which development and operations of data centre and other IT Infrastructure activities or commercial activities or such other incidental activities or services provided for the Project as decided by the Lessee are undertaken to enable the Lessee and/or any Third Party to undertake such activities pursuant to definitive agreements entered into with the Lessee, and for this purpose the Lessee shall be at liberty to charge and collect fees and amounts from time to time and upon such terms and conditions as the Lessee deems fit.

(b)	The Lessee undertakes to ensure that such Third Parties shall be bound by the terms of this Deed to the extent applicable.

(c)	It is agreed declared and confirmed between the Parties hereto that the Lessee shall assign, sub-let, under-let, grant on licence the Leased Property or part thereof to Third Parties on the specific condition that such Third Party shall use the Leased Property or part thereof for conducting only those business activities which are permitted within the IT/ITES SEZ and shall have obtained and keep at all times a valid approval and licences from all the appropriate authorities as applicable, including under the SEZ Act and the rules made thereunder.

(d)	The Lessee shall have the right to enter into independent contract(s) with Third Parties for the operation and maintenance of the Leased Property or any one or more of the activities to be performed or observed therein and in connection therewith, upon such terms and conditions as the Lessee shall deem appropriate.

4.	CONSIDERATION FOR LEASE

4.1	In consideration of the lease hereby granted and subject to the respective Parties’ performance of its obligations herein, the Lessor acknowledges that the total consideration of lease premium to be paid by Lessee is of INR 4,74,00,00,000/- (Indian Rupees Four Hundred Seventy Four Crore only) for the Leased Property (“Lease Premium”), to be made by bank transfers, from the Lessee, toward the following:

(a)	Lessor acknowledges payment of Lease Premium of INR 4,50,00,00,000/- (Indian Rupees Four Hundred Fifty Crore only) through bank transfer as specified in Schedule III towards lease of the building called ‘New Castle’ comprising of 16 upper floors as per office building specifications, as specified in Schedule II hereto;

(b)	Lessor agrees accepts and confirms that a Lease Premium of INR 24,00,00,000/- (Indian Rupees Twenty Four Crore only) towards lease of the SEZ Land more particularly described in Schedule 1 hereunder shall be paid on or before execution of the Lease Deed.

4.2	The Lessor shall be responsible for payment of applicable income taxes, if any, on the Lease Premium and Rent, in accordance with the Applicable Law.

4.3	All other taxes, duties, levies, municipal tax, cess or other charges and other outgoings, if any, in respect of the Leased Property shall be paid by the Lessee without any recourse to the Lessor from the date of execution of this Deed until termination.

5.	LESSEE’S REPRESENTATIONS AND COVENANTS

5.1	The Lessee hereby represents and covenants and agrees to abide by the following:

(a)	The Lessee has full power and authority to execute, deliver and perform this Deed and has taken all necessary action to authorize the execution, delivery and performance of this Deed.

(b)	This Deed constitutes a legal, valid and binding obligation of the Lessee enforceable against in accordance with its terms.

(c)	The Lessee shall implement the Project and provide/operate the facilities within the Leased Property in terms of the extant approvals obtained for the same and in conformity with the Applicable Laws (including, in particular, the SEZ Act);

(d)	The Lessee shall be responsible and liable for all losses, damages, and claims of third parties arising out of or attributable to or in connection with the usage of the Leased Property or the development of the Project and with respect to the business activities of the Lessee;

(e)	The Lessee shall comply with Applicable Laws and obtain all statutory clearances and keep in force all clearances as may be required by it for the purpose of carrying on its business;

(f)	The Lessee shall at all times comply with the requirements of labour legislations, including the Contract Labour (Regulation & Abolition) Act, 1970, if applicable, during the Term. The Lessor shall not in any way be responsible or liable for any non-compliance or default in this regard.

(g)	The Lessee agrees that the Lessor or any person authorised by the Lessor after due intimation to the Lessee shall upon reasonable notice have the right of entry into the Leased Property, subject to Applicable Law.

(h)	The Lessee shall take up and maintain suitable and adequate policies of insurance including but not limited to third party insurance to take care of any accident or other incident of whatsoever nature that may occur during the Term and shall produce to the Lessor at any time on demand, such policies of insurance and the receipts for premium paid.

6.	LESSOR’S REPRESENTATIONS AND COVENANTS

6.1	The Lessor hereby represents and warrants as follows:

(a)	The Lessor has full power and requisite authority to enter into, deliver and perform this Deed and there is no impediment or restraint or injunction against the Lessor from being able to fulfill its rights and obligations under this Deed;

(b)	This Deed constitutes a legal, valid and binding obligation of the Lessor enforceable against in accordance with its terms.

(c)	The Lessor is the absolute and lawful owner and in possession of the Leased Property and the Lessor has the right to lease the Leased Property to the Lessee and execute this Deed as per the terms and conditions contained herein.

(d)	The Lessor has a valid approval for development of the Land as IT/ITES SEZ and has constructed the Building as per sanctioned plan for the same (“Lessor Approvals”);

(e)	Except for the mortgage created in favour of Housing Development Finance Corporation Ltd., the Leased Property is free from all encumbrances, attachments, acquisition proceedings or charges of any kind, and there are no pending or threatened legal proceedings or other disputes of any nature whatsoever in connection with the Leased Property that may affect or are likely to affect the execution of this Deed and the grant of lease to the Leased Property;

(f)	The Lessor has no objection for the Lessee to obtain necessary approvals and/or permissions from the Government Authorities, to develop the Leased Property and operate its business during the Term, and shall provide all reasonable assistance, in the capacity of owner/lessor of the Leased Property and the Developer of the IT/ITES SEZ, if requested by the Lessee;

(g)	The Lessor, in recognition of the investment to be made by the Lessee for setting up of the Leased Property, agrees to ensure that it shall not take any steps or actions (whether through an act or by omission) including creation of an Encumbrance of any nature whatsoever on or in respect of the Leased Property or any part thereof, which results in or would result in the Lessee or the Lenders being deprived or substantially deprived of their continuous use of the Leased Property as provided in this Agreement;

(h)	Subject to the Lessee not being in breach of its obligations and covenants enumerated herein, the Lessee shall be entitled to quiet and peaceful possession and enjoyment of the Leased Property and all constructions thereon without any unlawful interruption or interference by the Lessor, its agents, servants, employees, contractors or any person claiming through or under it; and

(i)	The Lessor shall ensure that functional infrastructure like roads, water, electricity and sewage is available to the Lessee with no further cost to lessee including but not limited to one time cost and / or recurring costs in pursuance to the Consideration Clause (Clause 4.1)

(j)	The Lessor shall not do anything or cause to anything to be done during the Term that will interrupt or prevent the Lessee from enjoying peaceful use of the Land and the Building or any other Assets;

(k)	The Lessor shall continue to hold and maintain Lessor Approvals during the subsistence of this lease.

7.	RIGHTS OF THE LESSEE

7.1	Subject to the Lessee having performed its obligations and not being in breach of any covenants or obligations enumerated herein, the Lessee shall be entitled to:

(a)	do all acts, deeds, matters and things necessary for development or redevelopment and use of the Leased Property at its costs and expense, in accordance with the provisions of this Deed and the Applicable Law;

(b)	at its own costs, obtain all requisite approvals and clearances with regards to the development, redevelopment, maintenance and marketing of the Leased Property, from various competent authorities as per Applicable Law;

(c)	At its cost/expense, to obtain electricity/power connection and install telecommunication facilities, including satellite links, towers, dish antennas, and other similar equipment on the Leased Property and/or other structures constructed thereon;

(d)	Apply for and obtain any benefit, concession, privilege, declarations that may be currently available or become available in the future under any statute, rule, regulation, scheme, or notification in relation to the Leased Property and/or the Project and its business and the Lessor shall issue statutorily prescribed certificates, documents, consent letters, or similar communications as may be reasonably required by the Lessee;

(e)	Sub-lease/licence the Leased Property or parts thereof, with or without any IT infrastructure to any of its subsidiaries, permitted assigns or to any other third party in accordance with the SEZ Act;

(f)	Modify/re-modify the buildings and constructions and other facilities on the Leased Property in compliance with applicable guidelines/rules issued by any appropriate governmental authority; and

(g)	Mortgage its leasehold rights in respect of the Leased Property for raising loans, with notice to the Lessor;

8.	INDEMNIFICATION

The Lessor hereby undertakes to indemnify and hold harmless the Lessee, its officials, employees, personnel, directors, representatives, against any costs, claims, demands, penalties, losses or damages whatsoever that may be occasioned as a result of (i) defect in title of the Lessor to the Leased Property, (ii) any hindrance or obstruction being caused in uninterrupted and peaceful enjoyment by the Lessee of the Leased Property for reasons solely attributable to the Lessor.

9.	TERMINATION

9.1	This Deed can only be terminated before the expiry of the Term, by following due process of law and subject to compensation to the Lessee basis fair market value of the Leased Premises, if the Lessee ceases to be a Co-Developer for the IT/ITES SEZ as per the SEZ Act solely on account of a breach by the Co Developer of the provisions thereof;

9.2	Upon the expiry of this Deed by efflux of time, the Lessee shall peaceably quit and deliver possession of the Leased Property to the Lessor.

9.3	Mortgage, if any, created by the Lessor on the Leasehold Property shall terminate automatically upon expiry of the Term, and the concerned lender and the Lessee shall have no rights to the Leased Property in any manner after the expiry of the Term.

10.	NOTICES

All notices required to be served by any of the Parties upon the other shall be deemed to have been duly and effectually sending made if sent electronically (by e-mail) or if delivered by hand or if addressed by registered post acknowledgment due at the addresses mentioned herein below or subsequently notified to the other party and such service shall be deemed to have been effected in the case of electronic communication, on the date on which it is sent and in the case of delivery by hand, on the date on which it so delivered, and in the case of delivery by registered post acknowledgment due on the date the registered post acknowledgment due notice is received by the addressee.

(a)	In case of notice to the Lessor:

Attn.	:	Mr. Sumit Agarwal
Address	:	514, Dalamal Tower, FPJ Marg, Nariman Point 400021
E-mail Id.	:	sagarwal@hrealty.com

(b)	In case of notice to the Lessee:

Attn.	:	Mr. Sunil Gupta
Address	:	5th Floor, Scorpio House, Hiranandani Gardens, Powai, Mumbai - 400076
E-mail Id.	:	sgupta@yotta.com/legal@yotta.com

11.	COMPULSORY ACQUISITION

The Parties herein agree that in the event of any compulsory acquisition of the Leased Property (or part thereof) by the government or any competent authority under any statute, rule, regulation, ordinance, etc., during the Term of this Deed, the Lessee shall be entitled to the entire compensation paid for the Leased Property and Lessor shall be under obligation to pay such compensation received to Lessee on happening such event as aforesaid.

12.	DISPUTE RESOLUTION AND ARBITRATION

12.1	The Parties shall attempt, in the first instance, to resolve any dispute, differences or claim arising out of or relating to this Deed (“Dispute”) amicably and through good faith discussions. In the event of the Parties failing to resolve the Dispute amicably within 15 (fifteen) days from the date on which the Dispute arose, then the dispute shall be referred to and finally resolved by arbitration under the Arbitration and Reconciliation Act, 1996 and the arbitration rules of the Mumbai Centre for International Arbitration, before a single arbitrator to be appointed by the mutual consent of the parties and if not so appointed within 15 (fifteen) days of the notice of arbitration, then to be appointed by Mumbai Centre for International Arbitration. The place of arbitration shall be Mumbai. The language of the arbitration proceedings shall be English. Any award made by the arbitrator shall be final and binding on each of the Parties that are parties to the dispute.

12.2	While any dispute or claim under this Deed is pending, Parties shall continue to perform such of their obligations hereunder that do not relate to the subject matter of the dispute, without prejudice to the final determination of the dispute in accordance with the provisions of this Clause. It is agreed that the arbitrator shall also determine and make an award as to the costs of the arbitration proceedings.

13.	JURISDICTION

This Deed will be governed by and construed in accordance with the laws of India and subject to Clause 12 above, courts in Mumbai or in case of any jurisdiction concern, such court as may have the jurisdiction over the subject matter of the dispute shall have jurisdiction for any dispute that may arise in respect of this Deed.

14.	MISCELLANEOUS

14.1	This Deed contains the entire understanding of the Parties in relation to lease of the Leased Property by the Lessor in favour of the Lessee and supersedes all previous agreements / arrangements in relation to the aforesaid between the Parties.

14.2	Except as expressly provided for in this Deed, no variation or amendment of this Deed will be effective unless it is in writing and signed by a duly authorized representative of each Party.

14.3	Except as expressly set out in this Deed:

(a)	Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party except as specifically provided by this Deed;

(b)	Nothing in this Deed shall be interpreted or construed to create an association or partnership between the Parties or to impose any liability attributable to such relationship upon any Party nor, to constitute any Party as the agent of the other Party for any purpose; and

(c)	Neither Party has the power nor the right to bind, commit or pledge the credit of the other Party.

14.4	The rights and obligations under this Deed will ensure to the benefit of the successors and permitted assigns of the Parties.

14.5	The Parties hereto shall from time to time do all acts, matters and things and sign and execute all papers, deeds, documents and writings as may be required for perfectly and effectually carrying out the terms and conditions herein recorded.

14.6	This Deed is executed in duplicate, and the original of the same shall be retained by the Lessee and the duplicate thereof by the Lessor. All counterparts shall constitute but one and the same Deed.

14.7	The expenses towards stamp duty and registration shall be borne by the Lessee.

14.8	If any clause or provision of this Deed is held or declared invalid or unenforceable or illegal by any court of law or competent authority, this Deed will remain otherwise in full force apart from such clause or provision, which will be deemed to be deleted.

SCHEDULE I

Description of Land

All that piece and parcel of land comprising of the following survey numbers and admeasuring in the aggregate 5.04 Hectares in Revenue Village Bhokarpada, Talathi Saja Poyanje, Group Grampanchayat Khanavle, Taluka Panvel, District Raigad and Registration District and Sub-District Panvel and within the limits of Panchayat Samiti Panvel and Zilla Parishad Raigad, Maharashtra:

Sr. No.	Survey No.	Area (in Hectares)
9.	30/1/B	0.14
10.	34/2/A	0.06
11.	35	1.17
12.	37	0.63
13.	38	0.25
14.	51/1	0.72
15.	52	1.54
16.	61/6	0.53
Total		5.04

SCHEDULE II

Details of the Building

SI. No	Name of the Building	Details of the Building	Survey Nos.	Built-up Area (BUA) of the Building in sq.m.
1.	New Castle	Building comprising of lower ground, podiums, and 16 (sixteen) upper floors

The following Survey Nos. in Village Bhokarpada to be read with the Notification number S.O. 356(E) dated 17th January 2019 issued by Ministry of Commerce and Industry (Department of Commerce):

Survey Nos. 52, 51/1, 35, 37, 61/6, 38, 30/1B, 34/2A

Building Boundaries:

North: 52/0 Part

South: 51/1 Part, 52/0 Part

East: Edinburgh Building (35/0 Part)

West: 51/1 Part, 52/0 Part

Total Plinth BUA under building - 4378.923 Total FSI BUA - 66129.55 Total Non - FSI Areas - 32553.22 Total Gross BUA - 98682.77

SCHEDULE III

Details of Payment and Receipt of Lease Premium

Date of payment	Transaction reference Number from Lessee’s Account (Punjab National Bank)	Lessee’s Account Deatils	Amount
28 March 2022	M405929	Account No.: 06321132001724 Branch: Powai Name: Punjab National Bank IFSC: PUNB0063210	INR 1,21,21,21,212/- (Indian Rupees One Hundred Twenty-ne Crore Twenty-one Lakh Twenty-one Thousand Two Hundred Twelve only)
31 March 2022	M1536362	Account No.: 06321132001724 Branch: Powai Name: Punjab National Bank IFSC: PUNB0063210	INR 3,28,78,78,788/- (Indian Rupees Three Hundred Tweny-eight crore Seventy Eight Lakh, Seveny-eight Thousand Seven Hunred Eighty-eight only)
INR 24,00,00,000/-(Indian Rupees Twenty Four Crore Only)
Total			INR 4,74,00,00,000 (Indian Rupees Four Hundred and Seventy Four Crores only;

IN WITNESS WHEREOF the Parties hereto have hereunto set and subscribed their respective hands the day and year first hereinabove written.

SIGNED, SEALED AND DELIVERED	)
By the within named Lessor	)
PERSIPINA DEVELOPERS PVT. LTD.	)

In the presence of	)
1.	)

SIGNED, SEALED AND DELIVERED	)
By the within named the Lessee	)
NMDC DATA CENTRE PVT. LTD.	)

In the presence of	)
1.	)

Annexure A

Copy of Deed of Confirmation of Sale Certificate dated 30 March 2017

Annexure B

Copy of letter dated 1 July 2015 issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India

Annexure C

Copy of Gazette Notification No. S.0.356(E) dated 17 January 2019

Annexure D

Copy of letter dated 16 January 2020 vide no. F.2/284/2006-SEZ issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India